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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Edge Petroleum Corporation, a Delaware corporation, on Form S-4 of our reports dated December 2, 1996, relating to the combined financial statements of Edge Petroleum Corporation, a Texas corporation, affiliated entities and direct interests, the consolidated financial statements of Edge Petroleum Corporation, a Texas corporation, and subsidiary, the financial statements of Edge Group II and Gulfedge and the balance sheet of Edge Petroleum Corporation, a Delaware corporation, appearing in the Joint Proxy and Consent Solicitation Statement/Prospectus, which is part of this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Joint Proxy and Consent Solicitation Statement/Prospectus.

DELOITTE & TOUCHE LLP
Houston, Texas

December 3, 1996